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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): April 20, 1998


                       INTERSCIENCE COMPUTER CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


  CALIFORNIA                         1-12312                       95-3880130
(State or other                    (Commission                  (I.R.S. Employer
jurisdiction of                    File Number)                  Identification
 incorporation)                                                      Number)

                         5236 Colodny Drive, Suite 100
                         Agoura Hills, California 91301
                    ----------------------------------------
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (818) 707-2000

                                 Not applicable
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)

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ITEM 3.  BANKRUPTCY OR RECEIVERSHIP

     On April 20, 1998 in the United States Bankruptcy Court for the Central District of California, an order was entered confirming Interscience Computer Corporation's First Amended Plan of Reorganization (the "Plan").

          In accordance with the Plan:

          1.   Administrative Claims will be paid in cash.

          2. Tax liabilities will be paid over a six-year period in equal quarterly payments.

          3. The remaining bank loan (approximately $1,000,000) will be paid over three years in monthly installments at prime rate plus three percent (3%)

          4.   All vendors under $500 will be paid in full.

          5. All unsecured creditors will receive 25% of their approved claim in cash and one share of stock for every $5.00 of approved debt. There is a possibility of some additional cash payment contingent on the sale of Xerox parts.

          6. The existing shares of preferred stock will be exchanged for 1,750,000 shares of common stock and a two-year warrant to purchase 500,000 shares at $1.00 per share. All arrearages on preferred will be forgiven.

          7. The existing common shareholders will retain their shares. Their interest will be diluted by the shares issued to the preferred shareholder and the unsecured creditors.

Prior to the effective date of the Plan, there were 2,541,666 shares outstanding. As a result of the issuance to the preferred shareholder and the unsecured creditors and 250,000 shares issued to new management, it is anticipated that there will be approximately 5,200,000 shares outstanding at the conclusion of the reorganization.

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ITEM 7.  EXHIBITS

     2.1 First Amended Disclosure Statement to Accompany Debtors First Amended Plan of Reorganization and Debtors First Amended Plan of Reorganization(1)



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(1) Incorporated by reference to the Exhibits to the Company's Annual Report on
    Form 10-KSB for the fiscal year ended September 30, 1997.
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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   INTERSCIENCE COMPUTER CORPORATION


                                   By /s/ Walter Kornbluh
                                      -----------------------------------------
                                          Walter Kornbluh
                                          President and Chief Executive Officer


Dated:  May 5, 1998